Exhibit 5.1

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August 16, 2007

File No. 042336-0007
VIA Pharmaceuticals, Inc.
750 Battery Street, Suite 330
San Francisco, CA 94111

Re:	Registration Statement on Form S-3

6,996,914 shares of Common Stock, par value $0.001 per share.

Ladies and Gentlemen:

We have acted as special counsel to VIA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 6,996,914 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Act filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2007 (the “Registration Statement”) on behalf of the selling stockholders named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the valid issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

August 16, 2007

the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP